Exhibit 8.2

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

October 9, 2024	Our Matter Number: 1260479

The Bank of Nova Scotia

40 Temperance Street

Toronto, ON M5H 0B4

Dear Ladies and Gentlemen:

We have acted as Canadian tax counsel to The Bank of Nova Scotia (“BNS”) in connection with the filing by BNS of its Registration Statement filed on Form F-3 dated October 9, 2024 (the “Registration Statement”) for common shares, preferred shares, senior debt securities and subordinated debt securities. We hereby confirm to you that the statements of Canadian tax law set forth under the heading “Canadian Taxation” in the Registration Statement constitute an accurate summary of the principal Canadian federal income tax considerations described therein, subject to the limitations, qualifications, exceptions and assumptions referred to therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “Canadian Taxation” and “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP